Exhibit 10.24

Execution

OXMOOR

INTEREST PURCHASE AND SALE AGREEMENT

by and between

CRA-B1 FUND, LLC,

as Seller

and

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,

as Purchaser

Dated as of October 20, 2014

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Table of Contents (continued)

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INTEREST PURCHASE AND SALE AGREEMENT

This Interest Purchase and Sale Agreement (this “Agreement”) is made and effective as of October 20, 2014 (the “Effective Date”) by and between CRA-B1 FUND, LLC, a Delaware limited liability company (“Seller”), and INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”).

RECITALS

A. Seller owns 100% of the limited liability company interests (the “Interests”) in Oxmoor CRA-B1, LLC, a Delaware limited liability company (the “Company”).

B. The Company owns the parcel of land located at 7400 Steeplecrest Circle, Louisville, KY 40222 and described more particularly in Exhibit A attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any right, title and interest of the Company in and to adjacent streets, alleys, easements or rights-of-way, together with any improvements thereon, but subject to the Permitted Exceptions (collectively, the “Property”).

C. Purchaser desires to purchase the Interests and Seller desires to sell the Interests to Purchaser, subject to the terms and provisions set forth herein.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE

Section 1.1. Agreement of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Interests.

Section 1.2. Purchase Price. Seller agrees to sell and Purchaser agrees to purchase the Interests for the amount of $55,000,000 (the “Purchase Price”).

Section 1.3. Purchase Price Allocation. Purchaser and Seller acknowledge and agree that the Purchase Price shall be allocated among the real property and the personal property comprising the Property as set forth on Schedule 1.3 attached hereto and that such allocations represent an arms’ length agreement based on Purchaser’s and Seller’ good faith judgment as to the fair market value of such real property and personal property. Purchaser and Seller shall each file all federal, state and local tax returns and related tax documents and all other filings consistent with the allocations set forth on Schedule 1.3. The provisions of this Section 1.3 shall survive the Closing.

Section 1.4. Payment of the Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing as follows: (a) application of the Deposit to the Purchase Price and (b) the balance of the Purchase Price in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing with value to be received in such account no later than 5:00 p.m. Eastern time.

Section 1.5. Deposit. On or prior to 5:00 p.m. Eastern time on the third Business Day after the Effective Date, Purchaser shall deposit with Land Services USA, Inc. (the “Escrow Agent”) an amount equal to $338,461 (the “Initial Deposit”) in cash by wire transfer of immediately available federal funds, and failing which, Seller may terminate this Agreement by giving written notice to Purchaser. On or prior to the Expiration of the Due Diligence Period, unless Purchaser has terminated this Agreement pursuant to Section 2.4, Purchaser shall deposit with the Escrow Agent an amount equal to $338,461 (the “Additional Deposit”) in cash by wire transfer of immediately available federal funds, and failing which, Seller may terminate this Agreement by giving written notice to Purchaser. The Initial Deposit and the Additional Deposit, plus any interest accrued thereon, shall be collectively referred to herein as the “Deposit”. The Deposit shall be deemed to have been fully earned by Seller upon the execution and delivery of this Agreement and shall be non-refundable except (i) pursuant to Section 2.2(b), (ii) pursuant to Section 2.4, (iii) pursuant to Section 5.2 or (iv) in the event of a default hereunder by Seller and a termination of this Agreement by Purchaser under Section 6.1, and if the Closing occurs the Deposit shall be paid to Seller and credited against the Purchase Price at the Closing in accordance with the terms of Section 1.3. Until the Closing or earlier termination of this Agreement, the Escrow Agent shall hold the Deposit and all interest thereon and proceeds thereof subject to the terms of this Agreement.

Section 1.6. Escrow Agent.

(a) Escrow Agent shall hold and dispose of the Deposit strictly in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for any interest on the Deposit except as it is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon.

(b) It is understood and agreed that the Escrow Agent’s sole duties hereunder are as provided herein and that the Escrow Agent in the performance of its duties hereunder is hereby released and exculpated from all liability except for willful malfeasance or gross negligence and shall not be liable or responsible for anything done or omitted to be done in good faith as herein provided. If either Seller or Purchaser makes a written demand upon the Escrow Agent setting forth the basis for such demand, for payment of all or a portion of the Deposit, the Escrow Agent shall send written notice to the other party of such demand and of its intention to pay over the amount demanded within two Business Days thereafter. If before the proposed payment date the

Escrow Agent does not receive a written objection to the proposed payment setting forth the basis for such objection, the Escrow Agent is hereby authorized and directed to make such payment. If before the proposed payment date such other party (or its counsel) delivers to the Escrow Agent a written objection to such payment setting forth the basis for such objection, the Escrow Agent shall promptly deliver a copy of such objection to the party originally demanding payment, and shall continue to hold such amount until otherwise directed by the joint written instruction of Seller and Purchaser or by a final judgment of a court which is no longer subject to, or the subject of, an appeal. In the event that a dispute shall arise as to the disposition of all or any portion of the Deposit held by the Escrow Agent, the Escrow Agent shall, at its option, either (a) commence an action of interpleader and deposit the same with a court of competent jurisdiction in the State of Kentucky (either a Kentucky or Federal Court), pending the decision of such court, and shall be entitled to rely upon the final judgment of any such court with respect to the disposition of all or any portion of the Deposit provided that such judgment is no longer subject to, or the subject of, an appeal or (b) hold the same pending receipt of joint instructions from Seller and Purchaser and shall be entitled to rely upon such joint instructions with respect to the disposition of all or any portion of the Deposit. The Escrow Agent shall be entitled to consult with counsel and be reimbursed for all reasonable expenses of such consultation with respect to its duties as Escrow Agent and shall be further entitled to be reimbursed for all reasonable out of pocket expenses incurred in connection with such activities. All such expenses shall be paid by the party whose position shall not be sustained.

(c) Each of Seller and Purchaser shall execute and deliver to the Escrow Agent an IRS Form W-9. The party receiving any portion of the interest earned on the Deposit shall pay all taxes on and with respect to the same. The Escrow Agent shall not be responsible for any diminution in value of the Purchase Price, loss of any principal or interest thereon, or penalties incurred with respect thereto, for any reason whatsoever, provided the Purchase Price has been invested by the Escrow Agent as hereinabove provided.

ARTICLE II.

TITLE AND SURVEY; DUE DILIGENCE PERIOD

Section 2.1. Seller Diligence Deliveries. Within 10 days after the Effective Date, Seller shall deliver or make available to Purchaser either at the Property or through an electronic data room the information related to the Property in Seller’s or the Company’s possession listed on Exhibit B attached hereto (the “Seller Diligence Deliveries”). Purchaser acknowledges that the Seller Diligence Deliveries will be delivered or made available to Purchaser by Seller as a convenience only, without any representation or warranty as to accuracy or completeness except as specifically set forth herein. Neither Seller, nor any affiliate of Seller, shall have any liability to Purchaser for any inaccuracy in or omission from such Seller Diligence Deliveries.

Section 2.2. Title Review.

(a) On or after the Effective Date, Purchaser may order (i) a title commitment (the “Title Commitment”) from Land Services USA, Inc., as agent for (x) First American Title Insurance Company, (y) such other nationally recognized title insurance company mutually acceptable to Seller and Purchaser or (z) an alternate title insurance company (or alternate office) selected by Seller pursuant to Section 2.2(c) (the “Title Company”), together with complete and legible copies of all instruments and documents referred to therein as exceptions to title, and (ii) a survey of the Property from a reputable surveyor or surveying firm reasonably acceptable to the Title Company (the “Survey”) reflecting the total area of the Property, the location of all improvements, recorded easements and encroachments, if any, located thereon and all building and set back lines and plottable matters of record with respect thereto.

(b) Prior to the Expiration of the Due Diligence Period, Purchaser shall deliver written notice to Seller of any title matters, other than Permitted Exceptions, identified in the Title Commitment or shown on the Survey (or any supplements or updates thereto) which Purchaser finds objectionable (“Title Objections”). Seller shall have 5 Business Days from its receipt of such title objection notice from Purchaser to notify Purchaser whether Seller commits to cause such Title Objections to be removed from the land records or insured over (and with any such matters proposed to be insured over by the Title Company) at Closing, provided, however that Seller shall be obligated to remove or cause the removal from the land records of all Monetary Liens at or prior to Closing. Any matters set forth in the Title Commitment or Survey and not so objected to by Purchaser (other than Monetary Liens) shall be deemed to be Permitted Exceptions. If, for any reason, Seller is unable or unwilling to take such actions as may be required to remedy or remove from the land records any Title Objections (other than Monetary Liens) objected to by Purchaser, Seller shall give Purchaser notice thereof, it being understood and agreed that the failure of Seller to give such notice within 5 Business Days after receipt of Purchaser’s notice of objection shall be deemed an election by Seller not to remedy any such matters. If Seller shall be unable or unwilling to remedy any Title Objections (other than Monetary Liens) as to which Purchaser has objected, Purchaser may elect either (i) to terminate this Agreement by notice given to Seller within 5 Business Days following Purchaser’s receipt of Seller’s notice, whereupon the Deposit shall be refunded to Purchaser and neither party shall have any further obligations to the other hereunder, except for those obligations which expressly survive the termination of this Agreement or (ii) to proceed to Closing in accordance with the terms and conditions of this Agreement, notwithstanding such matters and without any abatement or reduction in the Purchase Price on account thereof. If any matter arises that was not previously disclosed in the Title Commitment or on the Survey (as same may have been updated), is discovered by Purchaser or by the Title Company and is added to such Title Commitment by the Title Company at or prior to Closing, Purchaser shall have five (5) Business Days (and the Closing shall be extended, if necessary) after Purchaser’s receipt of such updated Title Commitment showing the new title exception, together with a legible copy of any such new matter, to provide Seller with written notice of its objection to any such new title exception (each a “New Objection”, and collectively, the “New Objections”). If Seller does not elect to remove or cure New Objections prior to Closing (other than Monetary Liens, which Seller shall be obligated to cure), which such election shall be given by notice to Purchaser within 5 Business Days after Seller’s receipt of Purchaser’s notice setting forth such New Objections, Purchaser may, by written notice to Seller, either (i) agree to accept title subject to the exceptions which Seller is unable to remove or cause to be removed (in which case such exceptions shall be considered Permitted Exceptions) or (ii) terminate this Agreement, and in the latter event the

Deposit and accrued interest thereon shall be returned to Purchaser, and thereafter, except for those obligations herein which are specifically stated to survive the termination of this Agreement, neither party shall have any further right, liability or obligation under this Agreement.

(c) In connection with the issuance of an ALTA 15-06 endorsement to the Title Policy at Closing, in the event that the Title Company is unable or unwilling to issue an ALTA 15-06 endorsement to the Title Policy at Closing upon terms and conditions acceptable to Seller, Seller shall have a one-time right (but not the obligation) to elect that the Title Policy be issued by an alternate title insurance company (or an alternate office of the Title Company) selected by Seller from the list of title insurance companies set forth on Schedule 2.2(c) attached hereto. In the event Seller so elects, Seller shall deliver written notice to Purchaser stating Seller’s election, Purchaser shall engage the alternate title insurance company (or alternate office of the Title Company, as applicable) selected by Seller for the purpose of issuing the Title Policy and Seller shall be responsible for 50% of any additional search and exam fees resulting from Seller’s exercise of its rights set forth in this Section 2.2(c).

Section 2.3. Due Diligence Period.

(a) During the period (the “Due Diligence Period”) beginning on the Effective Date and ending at 5:00 p.m. Eastern time on November 19, 2014 (the “Expiration of the Due Diligence Period”), Purchaser shall have the right, upon a minimum of one Business Day’s prior telephonic or written notice to Seller, to make a physical inspection of the Property, including (i) a non-invasive inspection of the environmental condition thereof and such non-invasive physical engineering and other studies and tests on the Property as Purchaser deems appropriate in its sole discretion and (ii) with Seller’s consent, which Seller may withhold in its sole discretion, further inspections of the environmental condition of the Property and further physical engineering and other studies and tests on the Property that are invasive or could alter the physical condition of the Property (including examination of materials, soil samples, and groundwater). Prior to performing any inspection or test (whether non-invasive or otherwise), Purchaser must deliver a certificate of insurance to the applicable Seller evidencing that Purchaser and its contractors, agents and representatives have in place comprehensive general liability insurance (with policy limits of at least $1,000,000 per occurrence and $2,000,000 aggregate) and for workers’ compensation insurance (with policy limits not less than statutory requirements) for its activities on the Property on terms reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller and the Company as additional insureds thereunder and Purchaser shall bear the cost of all such inspections or tests. All third-party professional inspection companies or individuals shall be duly licensed. Notwithstanding the foregoing, Purchaser shall give no fewer than two Business Days’ notice to Seller prior to inspecting any Tenant occupied portions of the Property. Subject to the provisions of this Section 2.3, Purchaser upon prior notice to Seller may meet with the current property manager at the Property. At Purchaser’s request, and to the extent in Seller’s or the Company’s possession, Seller shall make available to Purchaser copies of the maintenance records and reports for the Property. Purchaser shall (i) exercise reasonable care at all times that Purchaser shall be present upon the Property, (ii) at Purchaser’s expense, observe and comply with all applicable laws and any conditions imposed by any insurance policy then in effect with respect to the Property and made known to Purchaser, (iii) not engage in any activities which would violate the provisions of any permit or license pertaining to the Property and made known to Purchaser, (iv) not unreasonably disturb the Tenants or unreasonably interfere with their use of the Property pursuant to their respective Leases, (v) not unreasonably interfere with the operation and maintenance of the Property, (vi) repair any damage to the Property resulting directly or indirectly from Purchaser’s activities at the Property and (vii) not disclose any confidential information except as permitted under this Agreement or required by applicable law. Purchaser’s obligation pursuant to clauses (vi) and (vii) above shall survive any termination of this Agreement.

(b) Purchaser understands and agrees that any on-site inspections of the Property shall occur during normal business hours after the requisite prior notice to Seller and shall be conducted in accordance with the terms hereof. Seller reserves the right to have a representative present during any such inspections and property manager interviews. If the Closing does not occur, then on request by Seller and payment by Seller to Purchaser 50% of Purchaser’s out-of-pocket costs for any requested inspection reports, Purchaser will furnish to Seller any draft of final reports received by Purchaser and requested by Seller relating to any inspections of the Property.

(c) Purchaser agrees to protect, indemnify, defend and hold Seller and the Company harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents or consultants, excluding any liabilities, losses, costs and expenses, damages or injuries arising out of, and then only to the extent of, (i) Seller’s or the Company’s negligence or willful misconduct or (ii) any pre-existing condition discovered or revealed in the inspection of the Property by Purchaser or its agents or consultants. Purchaser’s obligation to indemnify and hold harmless Seller and the Company pursuant to this Section 2.3(c) shall survive the Closing or any termination of this Agreement.

Section 2.4. Right of Termination. At any time prior to the Expiration of the Due Diligence Period, Purchaser may elect, for any reason or no reason, to terminate this Agreement. Unless Purchaser delivers written notice to Seller prior to the Expiration of the Due Diligence Period stating that it is electing to terminate this Agreement, Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section 2.4 and to have elected to proceed with the purchase of the Interests pursuant to this Agreement, and the Deposit shall be non-refundable to Purchase except as otherwise provided in this Agreement. If Purchaser timely elects to terminate this Agreement under this Section 2.4, neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party and the provisions of this Agreement which expressly survive termination of this Agreement) and the Deposit shall be returned to Purchaser.

Section 2.5. No Reliance. Except as expressly set forth herein or in any document executed by Seller and delivered to Purchaser at Closing, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its agents to Purchaser in connection with the transaction contemplated hereunder, whether occurring before, on or after the Effective Date. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereunder are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser is at the sole risk of Purchaser, except as expressly set forth herein or in any document executed by Seller and delivered to Purchaser at Closing. Except as specifically set forth herein or in any document executed by Seller and delivered to Purchaser at Closing, neither Seller, nor any affiliate of Seller, shall have any liability to Purchase for any inaccuracy in or omission from any such materials, data or information.

Section 2.6. As-Is, Where-Is. Except as expressly set forth herein or in any document executed by Seller and delivered to Purchaser at Closing, Seller is not making and has not at any time made any representations or warranties of any kind or character, express or implied, with respect to the Property, including, without limitation, any representations or warranties as to fitness for a particular purpose. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS”, except as expressly set forth herein or in any document executed by Seller and delivered to Purchaser at Closing. Purchaser has not relied and will not rely on, and Seller is not and shall not be liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made available or furnished by Seller, the managers of the Property or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement or in any document executed by Seller and delivered to Purchaser at Closing. Purchaser acknowledges and agrees that the Purchase Price reflects and takes into account that the Property is being sold “AS IS, WHERE IS, WITH ALL FAULTS.” Purchaser represents to Seller that Purchaser has conducted such investigations of the Property, including, without limitation, the physical and environmental conditions thereof, as Purchaser deems necessary or desirable to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon the same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations and warranties of Seller as are expressly set forth herein or in any document executed by Seller and delivered to Purchaser at Closing. Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited to construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations, and except with respect to matters which by the express terms of this Agreement or any document executed by Seller and delivered to Purchaser at Closing survive Closing and except for any claims arising out of the fraudulent actions of Seller, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller (and Seller’s officers, directors, shareholders, direct and indirect members, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller (and Seller’s officers, directors, shareholders, direct and indirect members, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations or any applicable laws and any and all other facts, omissions, events, circumstances or matters regarding the Property.

Section 2.7. Environmental Waiver and Release. Purchaser and each of its members, directors, officers, employees, controlling persons, representatives, agents, successors and assigns waive and release Seller, the Company and their respective officers, directors, shareholders, direct and indirect members, employees and agents (collectively, the “Released Parties”) from any and all losses or claims of Purchaser that (i) arise under any environmental law with respect to the Property or (ii) arise from or relate to an actual, threatened or suspected presence or release of materials of environmental concern at, on, under or from the Property no matter when the same may have occurred.

Section 2.8. Survival. The provisions of Sections 2.3, 2.4, 2.5, 2.6 and 2.7 and this Section 2.8 shall survive the Closing or any termination of this Agreement.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1. Representations and Warranties of Seller. Notwithstanding anything to the contrary herein, the representations and warranties made by Seller in this Agreement and in any document executed by Seller and delivered to Purchaser at Closing shall be deemed modified to the extent necessary to incorporate any matter disclosed in the Seller Diligence Deliveries. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again by Seller as of the Closing Date, subject to the preceding sentence and to Section 4.6(c):

(a) Organization and Authority. Seller has been duly organized and is in good standing under the laws of the State of Delaware. The Company has been duly organized and is in good standing under the laws of the State of Delaware and is qualified to do business in the State of Kentucky. Seller has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.

(b) Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) to Seller’s knowledge, violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or the Company or (iii) conflict with, result in a breach of, or constitute a default under any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any other material agreement or instrument to which Seller or the Company is a party or by which Seller or the Company may be bound in any manner that would individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement or have a material adverse effect on the Company or the Property.

(c) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

(d) No Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller’s knowledge, threatened against Seller or the Company, nor are any such proceedings contemplated by Seller or the Company. Neither Seller nor the Company has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or admitted in writing its inability to pay its debts as they come due, and Seller has received no written notice of and has no knowledge of the filing of any involuntary petition in bankruptcy by Seller’s creditors or the Company’s creditors or the appointment of a receiver to take possession of all or substantially all of Seller’s assets or the Company’s assets.

(e) Interests. Except for the rights of Purchaser created by this Agreement, Seller owns the Interests free and clear of all liens, claims, encumbrances or other security arrangements or obligations to other persons, of whatever kind or character, and Seller has the unrestricted right to sell, transfer and assign the Interests to Purchaser as provided in this Agreement. Other than this Agreement, the Interests are not subject to any outstanding agreement(s) of sale or options, rights of first refusal (including such rights under Seller’s or the Company’s organizational documents) or other rights of purchase to which Seller or the Company is a party. Other than this Agreement, there are no outstanding (i) options, warrants or other rights to purchase any membership interests in the Company, (ii) securities convertible into or exchangeable for membership interests in the Company or (iii) commitments of any kind for the issuance of additional membership interests in the Company. There are no certificates evidencing the Interests. The Interests have been duly and validly issued and are fully paid.

(f) Registration. The Interests to be purchased hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Interests are being offered and sold in reliance upon exemptions contained in the Securities Act and in the rules and regulations thereunder, and in reliance upon exemptions from applicable state securities laws.

(g) Pending Actions. To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller or the Company which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(h) Non-Foreign Entity. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.

(i) OFAC. Neither Seller nor, to Seller’s knowledge, any of its respective partners, members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

(j) ERISA. Seller is not a “benefit plan investor” within the meaning of and subject to the Employee Retirement Income Security Act of 1974, as amended.

(k) Leases and Rent Rolls. The Company is the landlord or lessor under the Leases. To Seller’s knowledge, the information contained in the Rent Roll for the Property attached hereto as Exhibit C and made a part hereof, is true, correct and complete in all material respects as of the date thereof. There are no other leases or occupancy agreements affecting the Property except as set forth in the Rent Rolls. To Seller’s knowledge, Seller has made available to Purchaser copies of all Leases that are true, correct and complete in all material respects. To Seller’s knowledge, each Lease referenced on the Rent Roll is on Seller’s standard form lease for the Property and, except as specifically set forth on the Rent Roll, are for a term not longer than thirteen months. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered by Seller or the Company except for any assignments, pledges or encumbrances which will be released at Closing.

(l) Contracts. To Seller’s knowledge, Seller has made available to Purchaser true, correct and complete copies of all Contracts. Neither the Company, nor to the knowledge of Seller, any other party to any Contract is in default thereunder.

(m) Condemnation. Seller has received no written notice of and has no knowledge of any pending or threatened condemnation proceedings relating to the Property.

(n) Title. There are no outstanding agreements, options, rights of first refusal or rights of first offer with respect to the purchase and sale of the Property other than this Agreement.

(o) Lease Commissions. A complete and correct list of all brokerage and leasing agreements affecting the Property, the Leases and any expansion or renewals thereof is set forth on Schedule 3.1(o) hereto (the “Brokerage Agreements”). Prior to the Closing, Seller shall, or shall cause the Company to pay all leasing commissions, whether or not then due, with respect to the Leases, to the effect that as of the date of Closing there shall be no commission or compensation payable under the Brokerage Agreements with respect to the Leases, whether or not then due. Purchaser shall have no obligation to pay any commission or other compensation under any Brokerage Agreement with respect to the expansion or renewal of any Lease.

(p) Permits and Approvals. To Seller’s knowledge, all required certificates of occupancy for the Property and for separately demised spaces at the Property, and all other licenses, permits, authorizations and approvals necessary for the operation of the Property have been validly issued and are in good standing and shall remain so upon completion of Closing. All charges and fees for such certificates, permits and approvals have been paid in full.

(q) Compliance with Laws. To Seller’s knowledge, Seller has not received written notice from the applicable governmental authorities that the Property is in violation of any applicable statutes, laws, rules, regulations or ordinances.

(r) Condition of Property. To Seller’s knowledge, Seller has not received written notice from any third party that there are any material defects in the foundation, structural systems or roof or any material defects in the electrical, plumbing, heating, ventilating or air conditioning systems included within the Property, in each case that would reasonably be expected to cost more than $50,000 to repair.

(s) Personal Property. To Seller’s knowledge, all personal property necessary or incidental to the Company’s ownership or operation of the Property is owned by the Company free and clear of all liens and security interests other than those to be satisfied by Seller at Closing, is located in or on the Property. If any item of personal property is leased by the Company, Seller has delivered a complete and correct copy of the applicable equipment lease to Purchaser and the Company is not in default under such equipment lease.

(t) Employees. The Company has no employees.

(u) Assessments and Notices. To Seller’s knowledge, no assessments for public improvements have been made against the Property which remain unpaid in whole or in part. Neither Seller nor the Company has knowledge of any public improvements in the nature of off site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed, which would result in the imposition of an assessment against the Property. No written notices from any governmental or other public authority with respect to the Property have been served on Seller or the Company, including, without limitation, notices of increases in tax assessments or notices relating to violations of zoning, building or safety or fire ordinances which remain uncorrected.

(v) Operating Statements, etc. The operating statements (including detailed schedules of receipts, operating expenses, real estate taxes and other amounts payable in connection with the ownership and operation of the Property), delivered by or on behalf of Seller to Purchaser in connection with this Agreement are the operating statements relied upon by Seller in its current business practices.

(w) Covenants and Restrictions. To Seller’s knowledge, neither Seller nor the Company has received written notice of any default or breach existing under any of the covenants, conditions, restrictions or easements, if any, affecting or all or any portion of the Property.

(x) Organizational Documents. True, correct and complete copies of the Company’s organizational documents, listed on Schedule 3.1(x) (the “Organizational Documents”) have been made available to Purchaser. As of the date hereof, the Organizational Documents have not been amended or modified (except as set forth on Schedule 3.1(x)).

(y) Company. The Company (i) is, and to Seller’s knowledge, always has been, duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business, (ii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full, and there are no liens of any nature against the Company except for taxes not yet due, (iii) to Seller’s knowledge, is not involved in any dispute with any taxing authority, (iv) has paid all taxes which it owes, (v) has never owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property and activities incidental thereto, (vi) if the Company has amended or restated its organizational documents, the Company has amended or restated its organizational documents in accordance with, and as was permitted by, the relevant provisions of the applicable organizational documents prior to its amendment or restatement, (vii) to Seller’s knowledge, is in compliance with all laws, regulations, and orders applicable to it in all material respects.

(z) Separateness. Since its date of formation, the Company (i) has not entered into any contract or agreement with any of its affiliates, constituents, or owners, or any guarantors of any of its obligations (each an “Affiliate”) or any person or entity in control of any Affiliate, under the same common control as any Affiliate, or under the control of any Affiliate (each a “Related Affiliate Party”) except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, (ii) has paid all of its debts and liabilities from its assets, (iii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence, (iv) has maintained all of its books, records, financial statements and bank accounts separate from those of any other person or entity, (v) has not had its assets listed as assets on the financial statement of any other person or entity, (vi) has filed all tax returns required to be filed by the Company and is not part of a consolidated group for U.S. federal income tax purposes or been included in a consolidated U.S. federal income tax return with any other person or entity, (vii) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other person or entity (including any Affiliate or other Related Affiliate Party), (viii) has corrected any known misunderstanding regarding its status as a separate entity, (ix) has conducted all of its business and held all of its assets in its own name, (x) has not identified itself or any of its Affiliates as a division or part of the other, (xi) has maintained and utilized separate stationery, invoices and checks bearing its own name, (xii) has not commingled its assets with those of any other person or entity and has held all of its assets in its own name, (xiii) has not guaranteed or become obligated for the debts of any other Person, (xiv) has not held itself out as being responsible for the debts or obligations of any other person or entity, (xv) has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Affiliate Party, (xvi) has not pledged its assets to secure the obligations of any other person or entity and no such pledge remains outstanding except in connection with the Loan, (xvii) has maintained adequate capital in light of its contemplated business operations, (xviii) has not owned any subsidiary or any equity interest in any other entity, (xix) has not incurred any indebtedness that is still outstanding other than indebtedness that will be discharged at Closing and trade payables in the ordinary course, and (xx) has not had any of its obligations guaranteed by an Affiliate or other Related Affiliate Party, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the acquisition).

References to the “knowledge” of Seller refer only to the current actual knowledge of David W. Snyder and Paul Priebe without any duty of inquiry or investigation and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof. Seller represents and warrants that David W. Snyder and Paul Priebe are the representatives of Seller that have primary responsibility to oversee the Company’s management of the Property and are the representatives of Seller who are most likely to have knowledge at the Seller level regarding the subject matter of the representations and warranties regarding the Property set forth in Section 3.1 above.

Section 3.2. Seller’s Covenants.

(a) Maintenance. From and after the Effective Date and until the Closing Date or any earlier termination of this Agreement (the “Contract Period”), Seller shall cause the Company to keep and maintain the Property substantially in its condition as of the Effective Date in accordance with Seller’s current business practices, excepting ordinary wear and tear and any damage by casualty or condemnation.

(b) Insurance. During the Contract Period, Seller will cause the Company to keep in full force and effect, and pay all premiums on, all casualty and liability insurance policies covering the Property in the ordinary course of business.

(c) Leases. During the Contract Period, Seller shall have the right to cause the Company to enter into new Leases or amend, modify, renew, extend or terminate any existing Lease in the ordinary course of business, on market terms consistent with Seller’s current business practices, including, without limitation, terminating any Lease by reason of Tenant’s default thereunder (collectively, “Leasing Activity”), and Seller shall provide Purchaser with prompt notice of any such Leasing Activity; provided, however, that from and after the Expiration of the Due Diligence Period, neither Seller nor the Company shall engage in any such Leasing Activity without the prior written consent of Purchaser, which consent Purchaser shall not unreasonably withhold, delay or condition. Notwithstanding the foregoing, the removal of any Tenant in accordance with Seller’s current business practices, whether by summary proceedings or otherwise, prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not have a claim by reason of the fact that any Tenant now or hereafter in possession of part of the Property may be a holdover tenant or in default under its applicable Lease on the Closing Date.

(d) Contracts. During the Contract Period, Seller shall not cause the Company to enter into new Contracts or amend, modify, renew, extend or terminate any existing Contract (other than with respect to Contracts that shall expire or be terminated without penalty on or prior to the Closing Date, or Contracts that may be terminated without penalty on 30 days’ notice or less) without the prior written consent of Purchaser, which consent Purchaser shall not unreasonably withhold, condition or delay.

(e) Rent Ready. During the Contract Period, Seller shall cause all vacant apartment units to be in “Rent Ready Condition”, other than (i) such apartments which become vacant less than seven (7) days prior to Closing and (ii) such apartments with respect to which Seller elects instead to provide Purchaser with the Purchase Price credit set forth in Section 4.5(g). As used herein, “Rent Ready Condition” shall mean “made ready” and suitable for occupancy in accordance with the Company’s current standards.

(f) Delinquency Report. Seller shall provide Purchaser with a delinquency report on a monthly basis until Closing, listing all delinquent tenants by amount and time delinquent.

(g) Material Changes. Seller shall promptly notify Purchaser in writing if Seller receives written notice from any third party of any event or circumstance which would be reasonably likely to have a material effect on the Property in excess of $10,000 or on Seller’s ability to execute or perform its obligations under this Agreement in all material respects.

Section 3.3. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again by Purchaser as of the Closing Date, subject to Section 4.7(c):

(a) Organization and Authority. Purchaser has been duly organized and is in good standing under the laws of the state of its formation. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Purchaser is authorized to do so. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and general equitable principles.

(b) Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (i) to Purchaser’s knowledge, violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental entity, (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser or (iii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any other material agreement or instrument to which Purchaser is a party or by which Purchaser may be bound in any manner that would individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement.

(c) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(d) No Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Purchaser’s knowledge, threatened against Purchaser, nor are any such proceedings contemplated by Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or admitted in writing its inability to pay its debts as they come due, and Purchaser has received no written notice of and has no knowledge of the filing of any involuntary petition in bankruptcy by Purchaser’s creditors or the appointment of a receiver to take possession of all or substantially all of Purchaser’s assets.

(e) Pending Actions. To Purchaser’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(f) OFAC. Neither Purchaser nor, to Purchaser’s knowledge, any of its respective partners, members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

Section 3.4. Purchaser’s Covenants. During the Contract Period, Purchaser shall observe all of the covenants and conditions applicable to Purchaser hereunder.

Section 3.5. No Brokers. Seller and Purchaser each represent to the other that it has had no dealings, negotiations or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from any claims arising from a breach of the foregoing representations. This mutual indemnity shall survive Closing and any termination of this Agreement.

Section 3.6. Survival; Limitation on Liability of Seller Parties.

(a) The representations and warranties made herein by Seller shall survive the Closing for a period of nine months following the Closing Date, provided that such expiration shall not affect the liability or indemnification obligations of Seller with respect to claims made by Purchaser in writing (a “Claim Notice”) delivered prior to the date of such expiration and, if not resolved, Purchaser has filed suit in connection with the matter set forth in such Claim Notice within six months after Seller’s receipt of the Claim Notice.

(b) Purchaser shall not have any right to bring any action against the Seller Parties as a result of any breach or inaccuracy of the representations and warranties made herein by the Seller Parties (a “Breach”) unless and until the aggregate amount of all liability and losses arising out of any such Breach directly results in a diminution in the value of the Interests in an amount greater than $100,000.00, and the aggregate liability of the Seller Parties arising in connection with all Breaches shall not in any event exceed $400,000.00 of the Purchase Price (the “Liability Cap”). None of the directors, officers, employees, shareholders, direct or indirect members, managers, beneficial owners, partners, affiliates, agents, representatives or advisors of any of the Seller Parties shall be liable under this Agreement, and Purchaser shall look solely to the assets of the Seller Parties, subject to the Liability Cap, for the payment of any claim or the performance of any obligation of any Seller Party hereunder. Seller shall hold in the form of cash or cash equivalents an amount equal to $400,000.00 until the date that is nine months following the Closing Date (or, if Purchaser has timely provided a Claim Notice within such nine-month period, until the date that any claim in such Claim Notice has been finally resolved by a court of competent jurisdiction). The provisions of this Section 3.6 shall survive the Closing or any termination of this Agreement.

ARTICLE IV.

CLOSING

Section 4.1. Closing Date. The consummation of the transaction contemplated by this Agreement (the “Closing”) will occur on the date that is 15 days after the Expiration of the Due Diligence Period or such earlier date as the parties shall mutually agree in writing (the “Closing Date”); provided, however, that Seller may elect to extend the Closing Date for not more than 30 days in connection with Seller’s selection of an alternate title insurance company pursuant to Section 2.2(c). At the Closing, Seller and Purchaser shall perform the obligations set forth in Sections 4.5 and 4.6, respectively, the performance of which obligations shall be concurrent conditions. The Closing shall be consummated through an escrow administered by Escrow Agent and the Purchase Price and all documents required to be delivered at Closing shall be deposited with Escrow Agent unless otherwise mutually agreed by Seller and Purchaser. If necessary, the parties, including Escrow Agent, will enter into supplementary escrow instructions regarding the delivery of funds and documents for the Closing. Time shall be of the essence with respect to each and every obligation of Purchaser under this Agreement including, without limitation, the obligation of Purchaser to consummate the Closing on the Closing Date.

Section 4.2. Closing Costs. Seller shall pay (a) the fees of any counsel representing Seller, (b) any fees incurred in connection with prepaying the existing indebtedness on the Property, (c) any costs and expenses incurred in connection with removing any Monetary Liens, (d) one half of the escrow fee, if any, charged by the Escrow Agent, (e) the cost of any endorsements to the Title Policy necessary solely for the removal of Monetary Liens and (f) the cost of the Survey. Purchaser shall pay (i) the fees of any counsel representing Purchaser; (ii) one half of the escrow fee, if any, charged by the Escrow Agent; (iii) recording fees for any documents to be recorded (other than Monetary Liens); and (iv) the cost of the Title Policy and any endorsements attached thereto at the request of Purchaser (other than in connection with a Monetary Lien). All costs and expenses incident to this transaction and the Closing and not specifically described above shall be paid by the party incurring the same.

Section 4.3. Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Escrow Agent shall have received the Purchase Price, subject to prorations and adjustments as provided herein, with unconditional instructions to disburse same in accordance with the agreed-upon settlement statement simultaneously with Seller’s authorization to release the documents for delivery to Purchaser, all pursuant to and payable in the manner provided for in this Agreement;

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.7;

(c) all of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement);

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date; and

(e) the closing date under the Related Agreements shall be the same as the Closing Date hereunder, and the closing under the Related Agreements shall occur simultaneously with the Closing hereunder.

Section 4.4. Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to consummate the transaction contemplated hereunder shall be subject to the fulfillment on or before the Closing Date of each of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, the items provided for in Section 4.6;

(b) all of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (with appropriate modifications permitted under this Agreement);

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date;

(d) Seller shall have paid off or caused to be removed any Monetary Liens or arranged for the payoff or removal of the same concurrent with the Closing pursuant to Section 4.8;

(e) the Title Company shall be irrevocably committed, upon payment of the applicable Title Policy premium, to issue to Purchaser, at Purchaser’s expense, the Title Policy including an ALTA 15-06 endorsement (non-imputation – full equity transfer); and

(f) the closing date under the Related Agreements shall be the same as the Closing Date hereunder, and the closing under the Related Agreements shall occur simultaneously with the Closing hereunder, unless any Related Agreement is terminated pursuant to the terms thereof as the result of Major Damage.

Notwithstanding anything to the contrary in this Agreement, in the event the sale of the Property as contemplated hereunder is not consummated solely due to the failure of the Title Company to be irrevocably committed, upon payment of the applicable Title Policy premium, to issue an ALTA 15-06 endorsement to the Title Policy, and Purchaser has notified Seller in writing of such circumstance and is not in default under this Agreement, Purchaser shall be entitled, as its sole remedy, to receive the return of the Deposit, together with reimbursement from Seller for all of Purchaser’s costs and expenses incurred in connection with this Agreement in an amount not to exceed $50,000, in which event this Agreement shall be terminated and neither Seller nor Purchaser shall have any obligation under this Agreement except obligations which expressly survive the termination of this Agreement.

Section 4.5. Credits and Prorations.

(a) Generally. Subject to the terms and provisions of this Section 4.5, the following items, without duplication, will be apportioned between Seller and Purchaser with respect to the Property as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date, and the net amount thereof will either be (x) added to the Purchase Price that is due to Seller at Closing or (y) credited by Seller against the Purchase Price at Closing: (i) real property taxes and assessments, (ii) water rates and charges; (iii) sewer taxes and rents; (iv) prepaid license and permit fees to the extent such licenses and permits are being transferred to Purchaser hereunder, (v) amounts payable or receivable by Seller or its affiliates under any Contracts (including amounts pre-paid to Seller and not subject to refund under any Contract which is not terminable upon thirty days’ notice), (vi) statutory representation fees for the Company and (vii) all other items that reasonably require apportionment in accordance with local custom and practice to effectuate the transaction contemplated hereunder. Seller and Purchaser shall reasonably cooperate to provide such apportionment information to the Title Company not later than five Business Days before Closing, and the Title Company will prepare a closing statement (the “Closing Statement”) reflecting the apportionments and credits required under this Agreement.

(b) Governmental Charges. If the Closing Date occurs before the real property taxes, water rates and charges, or sewer taxes and rents are finally fixed for the current fiscal year in respect of the Property, then the apportionments thereof made at the Closing shall be upon 105% of the basis of the tax, water, or sewer rates for the immediately preceding year applied to the latest assessed valuation, but after the real property taxes, water rates and charges, or sewer taxes and rents (as the case may be) are finally fixed for the current fiscal year, Seller and Purchaser shall make a recalculation of the apportionment thereof, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other party based on such recalculation within 30 days after the parties agree on the recalculation.

(c) Utilities. If there are any meters measuring water consumption, electric or other utility costs at the Property, the unfixed rates and charges and sewer taxes and rents, if any, will be apportioned based upon the last meter readings. Seller will at its election either receive a credit at Closing for all deposits posted with any utility companies which shall then inure to the benefit of Purchaser or will arrange for the return of such deposits to Seller. In either case, it will be Purchaser’s responsibility to make arrangements with such utility companies regarding any deposit requirements for continued utility service to the Property.

(d) Fuel Oil. Fuel oil, if any, located at the Property on the Closing Date will be adjusted at the price in effect at such times as determined in writing by the fuel company then supplying fuel to the Property.

(e) Assessments. If, on the Closing Date, the Property, or any part thereof, is affected by any real property tax assessments which are currently due and payable, then Seller shall pay such assessments; provided, however, that if such assessments are payable in installments, then Seller shall pay installments due prior to the Closing Date, and the next installment shall be apportioned as of the Closing Date, and Purchaser shall be responsible for all such installments thereafter.

(f) Security Deposits, Rents and Charges Under Leases and Other Income Sources. Purchaser will receive a credit at Closing in an amount equal to all Security Deposits being held by Seller as of Closing (or applied or retained by Seller other than in the ordinary course of business). Purchaser will receive a credit at Closing in an amount equal to all rents and other charges collected by Seller prior to Closing for the number of days in the month of Closing remaining after the Closing and for any other period following Closing, including, without limitation, any prepaid rents. Seller hereby reserves the right to institute legal proceedings, without, however, any claim for eviction, after the Closing against any Tenant to collect rent and charge collections with respect to the Property due to Seller for rents and charges in arrears as of the Closing Date. Purchaser shall use reasonable efforts to collect any such rents and charges in arrears of the Closing Date, and any such amounts that Purchaser collects on or after the Closing Date shall be applied first to the month in which the Closing occurs, and then to rent and charges due but unpaid in reverse chronological order. Purchaser in the good faith exercise of its business judgment shall have the right to forgive or compromise any past due rents as part of a settlement with a delinquent tenant, and Seller agrees not to bring suit against any delinquent tenant for sums payable under the Leases. The foregoing covenant not to sue shall not apply to any tenant who has vacated its space (unless, if in connection with the termination of such tenant’s lease, Purchaser has forgiven or compromised past due rent).

(g) Rent Ready. For any apartment unit that is vacated on or before the date that is seven (7) days prior to Closing, Seller shall, at Seller’s election, either (i) credit Purchaser $500.00 for the cost and expenses to put the unit in Rent Ready Condition or (ii) cause such apartment unit to be in Rent Ready Condition as of the date of Closing.

(h) Final Closing Statement. Seller and Purchaser will adjust any apportionments made under this Section 4.5 after the Closing to account for errors or incorrect estimates made as of the Closing Date (it being agreed that the parties’ agreement to make such adjustments will survive the Closing for a period of six months). Within six months following the Closing Date, Purchaser or its agent will prepare, and Seller will review and approve (which approval shall not be unreasonably withheld and which shall be deemed to have been given unless Seller gives its specific objections thereto in writing within 10 Business Days after receipt thereof) a final closing statement (the “Final Closing Statement”) setting forth the final determination which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for herein, and such net due amount, if any, will be due to Seller or Purchaser, as applicable. The net amount due Seller or Purchaser, if any, by reason of any adjustments as shown in the Final Closing Statement (including any open items), shall be paid in cash by wire transfer by the party obligated therefor within 10 Business Days following that party’s receipt of the approved Final Closing Statement. Purchaser and Seller shall provide one another and their respective representatives with reasonable backup documentation evidencing the amounts set forth on the Final Closing Statement. The provisions of this Section 4.5 shall survive the Closing.

Section 4.6. Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a duly executed Assignment and Assumption of Membership Interests (the “Assignment and Assumption of Membership Interests”) in the form attached hereto as Exhibit D, conveying the 100% of the Interests to Purchaser;

(b) deliver to Purchaser, not later than five Business Days before the Closing Date, updated Rent Rolls dated not later than 10 Business Days before the Closing Date and on the Closing Date, updated Rent Rolls dated as of the Closing Date;

(c) in the event that any representation or warranty of Seller set forth in Section 3.1 needs to be modified due to changes since the Effective Date, deliver to Purchaser a certificate (the “Seller Closing Certificate”), dated as of the Closing Date and duly executed by Seller, identifying any representation or warranty that is not, or no longer is, true and correct and explaining the state of facts giving rise to such change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty that results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is expressly permitted under the terms of this Agreement; provided, however, that the occurrence of a change that is not permitted hereunder shall constitute the non-fulfillment of the condition set forth in Section 4.4(b). If, despite changes or other matters described in the Seller Closing Certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in the Seller Closing Certificate;

(d) deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(e) deliver to the Title Company an owner’s affidavit duly executed by the Company, in customary form reasonably acceptable to the Title Company;

(f) deliver to Purchaser a certificate in the form attached hereto as Exhibit E duly executed by Seller and stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

(g) terminate or cause the Company to terminate, effective on or before the Closing Date, all Brokerage Agreements and property management agreements, as well as any Contracts which Purchaser elects, on or prior to the Expiration of the Due Diligence Period, not to assume and deliver to Purchaser evidence of each such termination; provided, however, that if any termination fees or other penalties are incurred by the Company as a result of the termination of such Contracts, the amount of any such fees or penalties shall be credited to Seller at Closing or otherwise paid by Purchaser;

(h) deliver an executed counterpart to the Closing Statement;

(i) make available to Purchaser, to the extent not already provided, the Leases and Contracts, together with such leasing and property files and records located in the property manager’s office for the Property which relate to the continued operation, leasing and maintenance of the Property, but excluding any documents of a confidential nature;

(j) deliver to Purchaser possession and occupancy of the Property (including all keys, lock combinations, and pass keys), subject to the Permitted Exceptions, rights of Tenants and terms of the Contracts;

(k) deliver a schedule of Security Deposits currently held by Seller on behalf of the Tenants; and

(l) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Section 4.7. Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) pay to Seller, in immediately available federal funds transferred by wire pursuant to Section 1.3, the full amount of the Purchase Price, subject to prorations and adjustments as provided herein;

(b) deliver to Seller an executed counterpart to the Assignment and Assumption of Membership Interests;

(c) in the event that any representation or warranty of Purchaser set forth in Section 3.2 needs to be modified due to changes since the Effective Date, deliver to Seller a certificate (the “Purchaser Closing Certificate”), dated as of the Closing Date and duly executed by Purchaser, identifying any representation or warranty that is not, or no longer is, true and correct and explaining the state of facts giving rise to such change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty that results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is expressly permitted under the terms of this Agreement; provided, however, that the occurrence of a change that is not permitted hereunder shall constitute the non-fulfillment of the condition set forth in Section 4.3(c). If, despite changes or other matters described in the Purchaser Closing Certificate, the Closing occurs, Purchaser’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in the Purchaser Closing Certificate;

(d) deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(e) deliver an executed counterpart to the Closing Statement; and

(f) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Section 4.8. Application of Purchase Price to Monetary Liens at Closing. To enable Seller to make the consummate the transactions contemplated hereunder, Seller may elect, at the Closing, to use the Purchase Price or any portion thereof to clear the title of the Property of any or all Monetary Liens.

ARTICLE V.

RISK OF LOSS

Section 5.1. Minor Damage. In the event of Property Damage that is not Major Damage, this Agreement shall remain in full force and effect provided that Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any property or casualty insurance policies or condemnation awards relating to the premises in question less any costs of collection or restoration with respect thereto incurred by Seller and the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller’s insurance policy or the cost of such repairs as reasonably determined by Purchaser and Seller. As of 12:01 a.m. Eastern time on the Closing Date, full risk of loss with respect to the Property shall pass to Purchaser.

Section 5.2. Major Damage.

(a) In the event of Property Damage constituting Major Damage, Purchaser may terminate this Agreement only by written notice to Seller. If Purchaser does not elect to terminate this Agreement within 10 Business Days after Seller sends Purchaser written notice of the occurrence of such Major Damage, then Purchaser shall be deemed to have elected to proceed with the purchase and sale of the Property, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any property or casualty insurance policies or condemnation awards relating to the Property and the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller’s insurance policy or the cost of such repairs as reasonably determined by Purchaser and Seller. If Purchaser timely elects to terminate this Agreement under this Section 5.2, neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party and the provisions of this Agreement which expressly survive termination of this Agreement) and the Deposit shall be returned to Purchaser.

(b) Seller has the right to pursue payment of any awards or proceeds in connection with any such condemnation proceeding and/or the settlement or negotiation of any insurance claim. In the event this Agreement is not terminated as the result of such Major Damage pursuant to the terms hereof, Purchaser shall have the right to participate in the settlement or negotiation of claims for all awards or proceeds and/or participate in any proceedings related to a condemnation of the Property and, in connection therewith, Seller shall, and shall cause the Company to, promptly deliver to Purchaser upon request all material documents received by Seller in connection with the foregoing. In the event this Agreement is not terminated as the result of such Major Damage pursuant to the terms hereof, Seller shall not, and shall not allow the Company to, accept any award or enter into any settlement without first obtaining the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.

ARTICLE VI.

DEFAULT AND REMEDIES

Section 6.1. Default by Seller; Purchaser’s Remedies. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, and Purchaser has notified Seller in writing of such default and is not in default under this Agreement, Purchaser shall be entitled, as its sole remedy, either (i) to receive the return of the Deposit, together with reimbursement from Seller for all of Purchaser’s costs and expenses incurred in connection with this Agreement in an amount not to exceed $50,000, in which event this Agreement shall be terminated and neither Seller nor Purchaser shall have any obligation under the Agreement except the obligations which expressly survive the termination of this Agreement or (ii) to enforce specific performance of Seller’s obligation to convey title to the Property in accordance with this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder; provided, however, if such Seller’s default (if curable) is cured within 10 Business Days after receipt of written notice thereof from Purchaser, Purchaser shall not be entitled to exercise the remedies in clauses (i) and (ii) above. Except as set forth above, Purchaser expressly waives its rights to seek damages of any kind in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit and reimbursement of its expenses as provided above if Purchaser fails to file suit against Seller in a court having jurisdiction in the county in which the Property is located, on or before 30 days following the date upon which Closing was to have occurred.

Section 6.2. Default by Purchaser; Seller’s Remedies.

(a) In the event the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, and Purchaser’s default (if curable) is not cured within 10 Business Days after receipt of written notice from Seller, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement.

(b) THE PARTIES HERETO AGREE THAT SELLER’S ECONOMIC DETRIMENT RESULTING FROM THE REMOVAL OF THE PROPERTY FROM THE REAL ESTATE MARKET FOR AN EXTENDED PERIOD OF TIME AND ANY CARRYING AND OTHER COSTS INCURRED AFTER THE REMOVAL OF THE PROPERTY FROM THE REAL ESTATE MARKET ARE IMPRACTICABLE OR EXTREMELY DIFFICULT TO ASCERTAIN. THE PARTIES HERETO AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO A DEFAULT OR BREACH OF THIS AGREEMENT BY PURCHASER. PURCHASER AGREES THAT IN THE EVENT THE CLOSING FAILS TO OCCUR DUE TO SUCH DEFAULT OR BREACH BY PURCHASER OF PURCHASER’S OBLIGATION TO PURCHASE THE PROPERTY, SELLER, AS ITS SOLE REMEDY, SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSITS AS LIQUIDATED DAMAGES, WHICH SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY. THIS LIQUIDATED DAMAGES PROVISION ALSO SHALL NOT SERVE AS A LIMITATION ON THE AMOUNT OF ATTORNEYS’ FEES THAT SELLER MAY PURSUE OR COLLECT FROM PURCHASER IN THE EVENT SELLER INCURS ATTORNEYS’ FEES IN ATTEMPTING TO COLLECT OR RETAIN THE LIQUIDATED DAMAGES REFERRED TO HEREIN (AND SELLER IS THE PREVAILING PARTY IN SUCH DISPUTE IN ACCORDANCE WITH SECTION 7.15 BELOW).

Section 6.3. Indemnification Obligations. Notwithstanding anything in Sections 6.1 or 6.2 to the contrary, in no event shall the provisions of Sections 6.1 or 6.2 limit the damages recoverable by either party against the other due to the other party’s obligation to indemnify such party in accordance with this Agreement. This Section 6.3 shall survive the Closing or any termination of this Agreement.

Section 6.4. Limitation on Seller Parties’ Personal Liability. Purchaser agrees that it shall look solely to the Property and the Deposit, and not to any other assets of Seller, the Company or their respective directors, officers, employees, shareholders, direct or indirect members, managers, beneficial owners, partners, affiliates, agents, representatives or advisors or any of their assets to enforce Purchaser’s rights under this Agreement, and that none of the directors, officers, employees, shareholders, direct or indirect members, managers, beneficial owners, partners, affiliates, agents, representatives or advisors of Seller or the Company shall have any personal obligation or liability hereunder, and that Purchaser shall not seek to assert any claim or enforce any of Purchaser’s rights hereunder against any such parties. The provisions of this Section 6.4 shall survive the Closing or any termination of this Agreement.

ARTICLE VII.

MISCELLANEOUS

Section 7.1. Confidentiality.

(a) Except as required by law, Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, except (i) such data and information that is or may be required to be disclosed by Purchaser under any law, rule, regulation, court order or other judicial process and (ii) such data and information that is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement; provided, however, that Purchaser may disclose such data and information to the directors, trustees, advisors, employees, lenders, consultants, accountants and attorneys of Purchaser and its affiliates, provided that Purchaser instructs such persons to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller or destroy any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 7.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach, but in no event shall Purchaser be liable to Seller for punitive or consequential damages.

(b) Seller or Purchaser may release to the public information describing in general terms the sale contemplated hereunder, but all references to Seller or any direct or indirect owners of Seller or to the Purchase Price in any such release are subject to the prior written approval of Seller, which approval Seller may withhold in its sole discretion.

(c) Notwithstanding the terms of Section 7.1(a) or Section 7.1(b) to the contrary, Seller acknowledges that Purchaser is affiliated with publicly traded real estate investment trusts, namely Independence Realty Trust, Inc. (“IRT”) and RAIT Financial Trust (“RAIT”, and together with IRT, the “REITs”), and either of the REITs may determine in their reasonable discretion that the public disclosure of any information subject to Section 7.1 is necessary or advisable under applicable securities laws (including, without limitation, information regarding the terms of this Agreement, the Purchase Price, the Property and Seller) and Seller agrees that any such disclosure by the REITs, the Purchaser or their respective affiliates or representatives shall not be deemed a violation of the provisions of Section 7.1 and shall not be subject to the prior written approval of Seller (including, without limitation, any such disclosure made pursuant to the provisions of current, quarterly and annual report forms promulgated under applicable securities laws and in connection with any securities offerings by the REITs).

(d) The provisions of this Section 7.1 shall survive any termination of this Agreement or the Closing for a period of three (3) years.

Section 7.2. Seller Confidentiality and Trading. Seller acknowledges that, through the course of the transaction contemplated hereunder, Seller may be provided by the Purchaser or its affiliates with information regarding Purchaser and Purchaser’s affiliates including, without limitation, the REITs (collectively, the “Purchaser Parties”). Except as required by law, Seller and its representatives shall hold in strictest confidence all data and information obtained with respect to Purchaser Parties or their respective businesses, whether obtained before or after the execution and delivery of this Agreement, except such information (i) that is or may be required to be disclosed by Seller under any law, rule, regulation, court order or other judicial process and (ii) that is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement, (iii) becomes lawfully available to Seller on a non-confidential basis from a source other than a Purchaser Party or one of its agents or representatives, which is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Purchaser Party or any other party with respect to any portion of the information or (iv) was lawfully known to Seller on a non-confidential basis prior to its disclosure to Seller by a Purchaser Party or one of its agents or representatives; provided, however, that Seller may disclose such information to the employees and attorneys of Seller and its direct and indirect owners to the extent reasonably necessary in connection herewith, provided that Seller instructs such persons to treat such information confidentially. Seller acknowledges that it is aware, and that Seller has advised each recipient it has provided such information, that the securities laws of the United States prohibit any person who has material non-public information to purchase or sell securities of an issuer without the prior public dissemination of such information. Seller further agrees that it will not use such information to make an investment, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, in any manner inconsistent with the securities laws of the United States. The provisions of this Section 7.2 shall survive any termination of this Agreement or the Closing for a period of three (3) years.

Section 7.3. Record Access and Retention. Seller shall provide to Purchaser (at Purchaser’s sole cost and expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, or as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority, of the balance sheet and income statements of the Property for the year to date of the year in which Closing occurs plus the two immediately preceding calendar years. Seller’s obligation to maintain its records for use under this Section 7.3 shall be an ongoing condition to Closing for Purchaser’s benefit until Closing. Seller shall maintain its records for use under this Section 7.3 for a period of not less than two years after the Closing Date. The provisions of this Section shall survive Closing.

Section 7.4. Related Agreements. Seller and Purchaser acknowledge that, simultaneously with the execution of this Agreement, Seller and Purchaser are entering into the

Related Agreements, and that Seller and Purchaser intend for the transactions contemplated by each of the Related Agreements to be consummated in tandem. Any termination by Seller or Purchaser under any of the Related Agreements (other than a termination in connection with a casualty or condemnation pursuant to the terms of such Related Agreement, which shall apply solely to the Related Agreement for the affected property) will be deemed to be a termination by such party of this Agreement. Any default by Seller or Purchaser under any of the Related Agreements will be deemed to be a default by such party under this Agreement.

Section 7.5. Assignment. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller, which consent may be granted or denied in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser may assign this Agreement to a wholly owned subsidiary or name a wholly owned nominee to take title to the Property without Seller’s consent. However, Purchaser shall promptly notify Seller of any such assignment. No assignment, whether with or without the consent of Seller, shall operate to release Purchaser from or alter Purchaser’s primary liability to perform its obligations under this Agreement.

Section 7.6. Notices. Any notice pursuant to this Agreement shall be given in writing by (i) personal delivery, (ii) reputable overnight delivery service with proof of delivery or (iii) electronic mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of an electronic mail transmission, as of the date of an electronic mail transmission provided that the confirmation of such transmission was received prior to 8:00 p.m. Eastern time and an original of such electronic mail transmission is also sent to the intended addressee by means described in clauses (i) or (ii) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Oxmoor CRA-B1, LLC
c/o Continental Realty Advisors, Ltd.
10579 W. Bradford Road, Suite 100
Littleton, Colorado 80172
Attn: David W. Snyder

with a copy to each of:	Hamil/Martin LLC
140 East 19th Avenue, Suite 600
Denver, Colorado, 80203-1035
Attn: Larry Hamil, Esq.

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attn: Marc D. Lazar, Esq.
Telephone: (617) 951-7866

Email: marc.lazar@ropesgray.com

If to Purchaser:	Independence Realty Operating Partnership, LP
c/o RAIT Financial Trust
Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
	Attention:	Farrell Ender
	Email:	fender@irtreit.com

with a copy to:

RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
	Attention:	Jamie Reyle, Esquire
	Facsimile:	215.405.2945
	Email:	jreyle@raitft.com

Section 7.7. Modifications. This Agreement cannot be changed orally, and no executory Agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory Agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Section 7.8. Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire Agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

Section 7.9. Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 7.9 shall survive Closing or earlier termination of this Agreement.

Section 7.10. Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same Agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 7.11. Electronic or Facsimile Signatures. In order to expedite the transaction contemplated herein, electronic or facsimile signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the electronic or facsimile document, are aware that the other party will rely on the electronic or facsimile signatures and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

Section 7.12. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

Section 7.13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky without giving effect to any conflict of laws principles.

Section 7.14. No Third-Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, the Company and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Section 7.15. No Recordation. This Agreement or a notice thereof or a lis pendens may not be recorded by Purchaser without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding any term or provision herein to the contrary, if Purchaser records this Agreement or a notice thereof or a lis pendens without the consent of Seller such action shall be a breach and default hereunder by Purchaser allowing Seller to immediately terminate this Agreement and retain the Deposit and thereafter this Agreement shall be null and void except for any provisions which by their terms expressly survive a termination of this Agreement. The provisions of this Section 7.14 shall survive the Closing or any termination of this Agreement.

Section 7.16. Prevailing Party. If either party commences legal proceedings for any relief against the other party arising out of this Agreement or any documents, agreements, exhibits or certificates contemplated hereby, the losing party shall pay the prevailing party’s reasonable attorney’s fees upon final settlement, judgment or appeal thereof.

Section 7.17. Computation of Time Periods. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies Business Days, provided that if the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or national holiday.

Section 7.18. Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 7.19. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 7.20. Tax Matters.

(a) Seller shall prepare and file (or prior to Closing, cause the Company to prepare and file) any and all returns, declarations, reports, elections, claims for refund or information returns or other statements or forms relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof (each, a “Tax Return”) required to be filed by the Company for all tax periods of the Company that end on or before the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon. Seller shall provide Purchaser with copies of each such Tax Return at least ten (10) days prior to each such Tax Return’s due date and permit Purchaser to review and comment on each such Tax Return. Purchaser shall cause the Company to timely file any Tax Returns with a filing due date that is after the Closing Date for tax periods of the Company that begin after the Closing Date and shall pay or cause to be paid all Taxes with respect to such tax periods. Purchaser agrees to cause the appropriate corporate officer to execute any Tax Return of the Company which Seller is required to prepare and file under this Section 7.20(a). For purposes hereof, “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excises, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges other than any such amounts subject to proration pursuant to Section 4.5.

(b) Seller shall indemnify the Company and Purchaser and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (1) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”)(determined in accordance with Section 7.20(c) below); and (2) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any similar law, rule or regulation for a Pre-Closing Tax Period (determined in accordance with Section 7.20(c) below).

(c) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income or receipts of the Company for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of Taxes other than those based on or measured by income or receipts of the Company for such Straddle Period that relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Except to the extent required by law, Purchaser shall not amend, and shall not permit the Company to amend, any Tax Return filed by, or election with respect to, the Company for any tax period ending on or prior to Closing without the prior written consent of Seller if such amendment could have the effect of increasing (i) the amount of tax payable by Seller with respect to such period or (ii) the amount of any indemnity payment due from Seller pursuant to Section 7.20(b) above.

(e) Purchaser and Seller covenant and agree to cooperate with each other regarding tax matters as follows:

(i) Purchaser and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.20 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller (or an affiliate of Seller) agree (A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any party so requests, the other party, shall allow such party to take possession of such books and records.

(ii) Purchaser and Seller further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Purchaser shall notify Seller in writing within ten (10) days after receipt by Purchaser or the Company of any determination of liability for Taxes from an official inquiry, examination, audit, or administrative or judicial proceeding (“Tax Audit Determination”) regarding any Tax Return related to a period that ends on or prior to the Closing Date. Seller shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Audit Determination. Purchaser and the Company shall cooperate with Seller, as reasonably requested by such representative, in connection with any such Tax Audit Determination. Purchaser shall have the right (but not the duty) to participate in the defense of such Tax Audit Determination and to employ counsel, at its own expense, separate from the counsel employed by Seller. If Purchaser elects to participate in the defense of any Tax Audit Determination, then Purchaser shall be entitled to, without in any way limiting or affecting Seller right to control the defense of such Tax Audit Determination, (i) participate fully in the conduct of such Tax Audit Determination, including participating in all conferences and attending all meetings with the relevant authorities, (ii) consult with Seller, at its own expense, regarding any such Tax Audit Determination, and Seller shall consider in good faith any suggestions made by Purchaser, and (iii) receive copies of all documents (or portions thereof) relating to such Tax Audit Determination.

(iv) Seller shall notify Purchaser in writing within ten (10) days after receipt by Seller of any Tax Audit Determination regarding any Tax Return for the Straddle Period or any period thereafter. Purchaser, on behalf of the Company, shall have the right to exercise control over the handling, disposition or settlement of all Tax Audit Determinations regarding the Straddle Period; provided that Purchaser may not settle any Tax Audit Determination or extend an applicable statute of limitations in connection with a Tax Audit Determination without the prior written consent of the Purchaser if any such settlement or extension could have the effect of increasing (i) the amount of tax payable by Seller with respect to a Pre-Closing Tax Period or (ii) the amount of any indemnity payment due from Seller pursuant to Section 7.20(b) above. Seller shall have the right (but not the duty) to participate in the defense of such Tax Audit Determination and to employ counsel, at its own expense, separate from the counsel employed by Purchaser. If Seller elects to participate in the defense of any Tax Audit Determination, then Seller shall be entitled to, without in any way limiting or affecting Purchaser right to control the defense of such Tax Audit Determination (subject to the express limitations set forth in this Section 7.20(e)(iv), (i) participate fully in the conduct of such Tax Audit Determination, including participating in all conferences and attending all meetings with the relevant authorities, (ii) consult with Purchaser, at its own expense, regarding any such Tax Audit Determination, and Purchaser shall consider in good faith any suggestions made by Seller, and (iii) receive copies of all documents (or portions thereof) relating to such Tax Audit Determination.

(f) Purchaser and Seller further agree that, upon receipt by Purchaser of any tax refund, abatement, credit or similar benefit with respect to the Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of a Straddle Period ending on the Closing Date), Purchaser will promptly pay to Seller an amount equal to such tax refund, abatement, credit or similar benefit (or, with respect to a Straddle Period, Seller’s portion thereof, determined in accordance with the principles of Section 7.20(c) above).

(g) Except as expressly set forth in Section 7.20(e)(i), this Section 7.20 shall survive until the second anniversary of the Closing.

ARTICLE VIII.

DEFINED TERMS

Section 8.1. Defined Terms. Certain capitalized terms used in this Agreement will have the meanings set forth below or in the Section of this Agreement referred to below:

(a) “Additional Deposit” is defined in Section 1.5.

(b) “Agreement” is defined in the preamble to this Agreement.

(c) “Assignment and Assumption of Membership Interests” is defined in Section 4.6(a).

(d) “Business Day” means any day except a Saturday, Sunday or other day which in Louisville, Kentucky is a legal holiday or a day on which banking institutions are authorized by law or executive action to close.

(e) “Closing” is defined in Section 4.1.

(f) “Closing Date” is defined in Section 4.1.

(g) “Closing Statement” is defined in Section 4.5(a).

(h) “Company” is defined in the recitals to this Agreement.

(i) “Contracts” means all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Property which will extend beyond the Closing Date.

(j) “Contract Period” is defined in Section 3.2(a).

(k) “Deposit” is defined in Section 1.5.

(l) “Effective Date” is defined in the preamble to this Agreement.

(m) “Escrow Agent” is defined in Section 1.5.

(n) “Expiration of the Due Diligence Period” is defined in Section 2.3(a).

(o) “Final Closing Statement” is defined in Section 4.5(g).

(p) “Initial Deposit” is defined in Section 1.5.

(q) “Interests” is defined in the recitals to this Agreement.

(r) “Leases” means the leases, licenses and occupancy agreements covering all or any portion of the Property to the extent they are in effect on the Closing Date.

(s) “Major Damage” means (i) any loss or damage to the Property that constitutes Property Damage under clause (i) or (ii) of the definition thereof such that the cost of repairing or restoring the affected portion of the Property to substantially the same condition which existed prior to such Property Damage would be, as reasonably agreed by Seller and Purchaser, equal to or greater than $250,000 or (ii) any loss due to a condemnation that permanently results in a material adverse effect on the current use of or access to the Property.

(t) “Monetary Liens” means (i) any mortgage, deed to secure debt, deed of trust, security interest or similar security instrument encumbering all or any part of the Property, (ii) any mechanic’s, materialman’s or similar lien, which if disputed and not yet resolved may be bonded over by Seller or the Company (but not including any such lien resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees), (iii) a lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property that are delinquent or will be delinquent on the Closing Date, (iv) any monetary judgment of record against Seller or the Company which is a judgment attaching to the Property, and (v) any encumbrances or restrictions that have been voluntarily placed on the Property by Seller or the Company after the Effective Date without Purchaser’s prior written consent.

(u) “Permitted Exceptions” means (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, restriction, condition, covenant, non-monetary exception or other matter with respect to the Property that is reflected or addressed on the Survey or Seller’s (or the Company’s) current owner’s policy of title insurance for the Property and to which Purchaser does not object in accordance with Section 2.2 hereof; (ii) the rights and interests of parties claiming under the unrecorded Leases, as tenants only without any rights to purchase; (iii) real estate taxes and assessments not yet due and payable; and (iv) the standard printed exceptions set forth in the Title Policy to be issued by the Title Company.

(v) “Property” is defined in the recitals to this Agreement.

(w) “Property Damage” means (i) any loss or damage to the Property arising due to casualty, (ii) any material loss or damage to the Property arising after the Expiration of the Due Diligence Period (excepting reasonable wear and tear) in excess of $10,000 as reasonably agreed by Seller and Purchaser or (iii) a condemnation of all or any portion of the Property.

(x) “Purchase Price” is defined in Section 1.2.

(y) “Purchaser” is defined in the preamble to this Agreement.

(z) “Purchaser Closing Certificate” is defined in Section 4.7(c).

(aa) “Related Agreements” means the Brookside Interest Purchase and Sale Agreement between Purchaser and Seller, dated as of the date hereof, Jamestown Interest Purchase and Sale Agreement between Purchaser and Seller, dated as of the date hereof, Meadows Interest Purchase and Sale Agreement between Purchaser and Seller, dated as of the date hereof, and Prospect Park Interest Purchase and Sale Agreement between Purchaser and Seller, dated as of the date hereof.

(bb) “Released Parties” is defined in Section 2.7.

(cc) “Security Deposits” means any and all guaranties and security deposits deposited by the Tenants relating to the Leases used to secure performance of any Tenants’ rental or other obligations thereunder, to the extent such security deposits have not been applied as allowed under the Leases as of the Closing Date.

(dd) “Seller” is defined in the preamble to this Agreement.

(ee) “Seller Closing Certificate” is defined in Section 4.6(c).

(ff) “Seller Diligence Deliveries” is defined in Section 2.1.

(gg) “Seller Parties” means Seller and the Company.

(hh) “Survey” is defined in Section 2.2(a).

(ii) “Tenants” means the tenants or occupants under the Leases.

(jj) “Title Commitment” is defined in Section 2.1(a).

(kk) “Title Company” is defined in Section 2.1(a).

(ll) “Title Objections” is defined in Section 2.2(b).

(mm) “Title Policy” means an ALTA (2006) owner’s policy of title insurance with extended coverage for the Property in the full amount of the Purchase Price, insuring title to the Property in Purchaser, subject only to the Permitted Exceptions and containing the following endorsements, to the extent applicable and available in Louisville, Kentucky: ALTA 3.1-06, ALTA 8.2-06, ALTA 9.2-06, ALTA 17-06 or ALTA 17.1-06, ALTA 17.2-06, ALTA 18-06 or ALTA 18.1-06, ALTA 22-06, ALTA 25-06, ALTA 26-06, ALTA 19-06, ALTA 28-06.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Effective Date.

SELLER:

CRA-B1 FUND, LLC, a Delaware limited liability company

By:	Continental Realty Services, LLC,
a Colorado limited liability company,
its Manager

	By:	/s/ David W. Snyder
		Name:	David W. Snyder
		Title:	Manager

[Signature Page to Purchase and Sale Agreement - Oxmoor]

PURCHASER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Independence Realty Trust, Inc., and Maryland corporation

	By:	Independence Realty Advisors, LLC, a Delaware limited liability company, its external advisor

		By:	/s/ Farrell Ender
			Name:	Farrell Ender
			Title:	President

[Signature Page to Purchase and Sale Agreement - Oxmoor]

JOINDER BY ESCROW AGENT

Escrow Agent hereby executes this Agreement below solely for the purpose of acknowledging and agreeing to be bound by the provisions of Sections 1.5 and 1.6.

ESCROW AGENT:

LAND SERVICES USA, INC.

By:	/s/ Alison Zugschwert
	Name:	Alison Zugschwert
	Title:	Title Officer

[Signature Page to Purchase and Sale Agreement - Oxmoor]

Schedule 1.3

Allocation of Purchase Price

Allocations
Real Property	$54,175,000
Personal Property	$825,000

Total Purchase Price	$55,000,000

Schedule 2.2(c)

Alternate Title Insurance Companies

Chicago Title Insurance Company

Commonwealth Land Title Insurance Company

Fidelity National Title Insurance Company

Old Republic National Title Insurance Company

Stewart Title Guaranty Company

Schedule 3.1(o)

Brokerage Agreements

1.	Exclusive Sales Listing Agreement, dated as of April 1, 2014, by and between CBRE Inc. and Oxmoor CRA-B1, LLC, as amended by the Amendment to Listing Agreement, dated as of July 22, 2014.

Schedule 3.1(x)

Organizational Documents of the Company

1.	Certificate of Formation of Oxmoor CRA-B1, LLC dated as of November 8, 2011 and filed with the Secretary of State of the State of Delaware on November 9, 2011.

2.	First Amended Limited Liability Company Agreement of Oxmoor CRA-B1, LLC dated as of December 10, 2011.

Exhibit A

Description of Land

Tract I:

All of Tract 1 according to the Record Plat for The Park at Oxmoor, recorded at Plat Book 44, Page 5, Office of the Jefferson County Clerk for Jefferson County, Kentucky, and more particularly described as follows:

Being a portion of the tract conveyed to Alice A. Boden, Nancy Branch and Philip Arterburn as recorded in Deed Book 3741, Page 370 in the office of the County Court Clerk of Jefferson County, Kentucky and more particularly described as follows:

Beginning at an existing stone in the southeasterly corner of the tract conveyed to Alice A. Boden, Nancy Branch, and Philip Arterburn as recorded in Deed Book 3741, Page 370 in the aforementioned clerk’s office; thence South 57°00’24” West, 114.09 feet to the “true point of beginning”; thence South 57°00’24” West, 454.08 feet to a point; thence South 56°21’38” West, 573.61 feet to a point; thence North 33°31’27” West, 112.31 feet to a point; thence with the arc of a curve to the right with a radius of 1400.00 feet and a chord of North 25°07’53” West, 408.67 feet to a point; thence with the arc of a curve to the right with a radius of 1400.00 feet and a chord of North 08°20’47” West, 408.67 feet to a point; thence North 00°02’46” East, 5.17 feet to a point; thence with the arc of a curve to the right with a radius of 650.00 feet and a chord of North 23°40’56” East, 521.20 feet to a point; thence North 47°19’05” East, 5.91 feet to a point; thence with the arc of a curve to the left with a radius of 300.00 feet and a chord of North 31°08’58” East, 167.08 feet to a point; thence North 14°58’50” East, 11.08 feet to a point in the Southern right-of-way of Bunsen Parkway as recorded in the aforementioned clerk’s office in Plat Book 44 Page 5; thence with said right-of-way South 77°25’04” East, 151.24 feet to a point; thence with the arc of a curve to the right with a radius of 775.00 feet and a chord of South 54°32’53” East, 602.39 feet to a point; thence South 31°40’42” East, 150.05 feet to a point; thence with the arc of a curve to the right with a radius of 900.00 feet and a chord of South 17°05’56” East, 453.10 feet to the “true point of beginning” containing 26.101 acres, more or less.

Easement Parcels:

Together with easements for sewer and drainage establised by the Record Plat of The Park at Oxmoor recorded in Plat and Subdivision Book 44, Page 5, in the Office of the Clerk of Jefferson County, Kentucky (the “Plat”) which are located on Tracts 2 and 4 of the Plat.

Exhibit B

Seller Diligence Deliveries

1	Utility Account List (including names/addresses of utility companies; account numbers; contact names)
2	Utility billing program/detail for residents and vacant units
3	Current Rent Roll (PDF & Excel)
4	Tenant concession schedule
5	Real Estate Tax Bills for the Past Three Years
6	Property Financial and Operating Statements for 2011 (for portions of such year when the Property was owned by the Company), 2012, 2013 and YTD 2014 (PDF & Excel)
7	Property General Ledgers YTD and Past 3 Years (PDF & Excel)
8	Property Operating Budgets, if available
9	Capital Expenditure Summary for 2011 (for portions of such year when the Property was owned by the Company), 2012, 2013 and YTD 2014
10	Aged Payables and Receivables schedule
11	Payroll schedule
12	Property management contract
13	Current property, liability, rent loss and other insurance certificates
14	Insurance Claims History/Loss Runs for the Past Three Years
15	Bank statements for the past 12 months
16	Existing Vendor List (including name, address, phone number, and contact)
17	All Service and Operating Contracts and Invoices (including cable, trash & laundry if applicable)
18	List of Personal Property
19	Existing Tenant Leases and occupancy agreements to be made available on site
20	Leasing/Marketing Materials
21	Warranties, if any
22	Standard form of apartment lease
23	Intentionally Omitted
24	Construction Plan Drawings and Specification Books, to be made available on site, if any
25	Copies of permits and licenses related to or affecting the Property
26	Certificate of Occupancy, if any
27	Existing title policy and all documents and instruments referenced therein
28	Environmental reports prepared for the Seller, including asbestos and environmental audits and analyses
29	List of all pending or threatened litigation relating to Seller or the Property
30	Engineering reports, if available

31	Most Recent ALTA/ACSM As-Built Survey
32	Master Lease, if any
33	Most Recent City and Fire Inspection Reports, if any
34	Site Plan
35	Construction Contracts for significant repairs within the last 24 months

Exhibit C

Rent Roll

[Attached.]

Exhibit D

Form of Assignment and Assumption of Membership Interests

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”), is made as of             , 2014 by and between             , a              (“Assignor”), and             , a              (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor owns one hundred percent (100%) of the limited liability company interests in the Company (such interests, together with all rights, powers and obligations of Assignor as a member of the Company, the “Interests”);

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of              , 2014, by and between Assignor,              and Assignee (the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, the Interests. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the Interests.

2. Assumption. Assignee hereby accepts the foregoing assignment of the Interests and assumes all of Assignor’s obligations with respect to the Interests arising under the limited liability company agreement of the Company from and after the date hereof.

3. Effect of Transfer. As of the date hereof, the capital account of Assignor in the Company with respect to the Interest will be transferred to Assignee. From and after the date hereof, the profits or losses of the Company and all other items of income, gain, loss, deduction, or credit allocable to the Interest on or after the date hereof shall be credited or charged, as the case may be, to Assignee and not to Assignor. Assignee shall be entitled to all distributions or payments in respect of the Interest made on or after the date hereof, regardless of the source of those distributions or payments or when the same were earned or received by the Company. Nothing in this Assignment will affect the allocation to Assignor of profits, losses, and other items of income, gain, loss, deduction, or credit attributable to any period before the date hereof or any distribution or payments made to Assignor in respect of the Interest before such date.

4. Withdrawal. Assignor hereby withdraws as a member of the Company, and Assignee is hereby substituted as the sole member of the Company.

5. Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

6. Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

7. Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Assignment transmitted by facsimile or electronic mail shall be valid and effective to bind the party so signing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

ASSIGNOR:		, a(n)

By:

Name:

Title:

ASSIGNEE:		, a(n)

By:

Name:

Title:

Exhibit E

Form of FIRPTA Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by [            ], a Delaware limited liability company, the undersigned hereby certifies the following on behalf of [            ]:

(a) [            ] (“            ”), is the indirect sole member of [            ], a Delaware limited liability company.

(b) [            ] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

(c) [            ] U.S. employer tax identification number is [            ]; and

(d) [            ] address is [            ], Attention: President.

[            ] understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

The undersigned authorized signatory of [            ] declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has authority to sign this document on behalf of [            ].

Dated: As of [            ], 2014.

By:
Name:
Title: